MERISEL NEWS PRESS RELEASE

FOR IMMEDIATE RELEASE              Contact:        Lesley A. Mobbs
                                                   Legal Manager
                                                   (310) 535-4122


   Merisel Announces Resignation of President and Chief Executive Officer

El SEGUNDO, Calif. (November 15, 2004) - Merisel, Inc. (Nasdaq: MSEL) today announced that President and Chief Executive Officer Timothy N. Jenson has tendered his resignation from all offices and directorships of the Company and its subsidiaries effective November 22, 2004. Mr. Jenson's resignation follows the decision by the Audit Committee of the Company to investigate the sale of assets that had principally comprised the Company's software licensing business, including notes and real property assets, to D&H Services, LLC, as announced by the Company on August 18, 2004. In light of the foregoing, the Company will not file its form 10-Q on November 15, 2004, and intends to file for an extension with the Securities and Exchange Commission.

The Company's Board of Directors currently is in discussions regarding a successor to Mr. Jenson, and expects to make an announcement regarding his replacement shortly.

Since the consummation of the sale to D&H Services, LLC, the Company has had no on-going operations or revenues, other than interest income. As of September 30, 2004, the Company's principal assets consisted of cash and cash equivalents in the approximate amount of $48 million.

Statements herein concerning future events and developments and the Company's expectations, beliefs, plans and estimates constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are the effect of economic conditions generally, liability and other claims asserted against the Company and other risks detailed the Company's SEC filings. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this release.

Visit Merisel at: www.merisel.com.



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